Exhibit (c)(x) Confidential Preliminary Draft Subject to Change Heading Sub Header Project Rover Board of Directors Discussion Materials July 18, 2024

Market Considerations

Confidential Preliminary Draft
Subject to Change

Green Shoots in M&A Activity

- M&A activity by well-capitalized strategics has picked up since mid-2023, despite the various challenges such as geopolitical tensions and rising rates that have slowed M&A over the last eighteen months
- While global M&A quarterly volumes have declined from Q4 2023 highs, 1H 2024 volume remains 19% higher than 1H 2023
- Several factors, including fading macro uncertainty and a robust activist environment, create a supportive backdrop for a further rebound in deal activity

Pressure for Sponsors to Transact

- Dry powder and the recent fall in exit activity both support increased sponsor dealmaking
- Exits relative to investments have fallen over time; average U.S./Canadian holding period has increased to ~7 years (recent averages: ~5-6 years)
- More constructive financing markets along with the need to put capital to work and exit existing investments is likely to result in a rebound in sponsor activity in the coming months

Valuations Have Rebounded

- Following declines in 2022, multiples rebounded to near all-time highs by year-end 2023 and remain elevated in 2024
- Strategic M&A declined in 2023 as buyers and sellers struggled to close the gap on valuations, and strategic deal multiples were the lowest they've been in a decade
- Rebound in valuation in 2024 could narrow the gap between buyers and sellers and result in increased M&A activity

Global M&A Announced Transaction Volume[1]



($ in trillions)
$6.0
$4.5
$3.0
$1.5
$0.0
$3.5
$4.5
$3.8
$3.5
$4.2
$4.0
$3.5
$6.0
$3.7
$3.2
$3.3²
$1.6
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024

Private Equity "Dry Powder" Near Record Levels



($ in trillions)
($ Exit Volumes / New Investments)
$2.0
$1.6
$1.2
$0.8
$0.4
$0.0
1.6x
1.4x
1.2x
1.0x
0.8x
0.6x
0.4x
0.2x
$0.7
$0.7
$0.8
$0.9
$1.0
$1.2
$1.3
$1.5
$1.5
$1.6
$1.6³
1.45x
1.33x
1.49x
1.18x
1.29x
0.90x
1.10x
0.79x
0.78x
0.63x
0.83x
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
Total Dry Powder
Exit Ratio

S&P 500 NTM EV / EBITDA



16x
15x
14x
13x
12x
11x
10x
9x
8x
14.8x
13.3x
12.0x
Jul-19
Jul-20
Jul-21
Jul-22
Jul-23
Jul-24
S&P 500
5 Yr Avg
52 Wk Low

With improving capital markets and significant buyer firepower, we expect a rebound of M&A activity

Source: Dealogic, PitchBook, FactSet. Market data as of 7/15/24. Note[1]: Dealogic as of 6/30/24. Note[2]: Represents annualized 2024E volumes based on 2024 YTD actual volumes through 6/30/24. Note[3]: Data as of 6/30/23, the latest Pitchbook sponsor dry powder data available.

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Market Considerations (Cont'd)

Confidential Preliminary Draft
Subject to Change

The rate of change in capital markets is unprecedented over last ~30+ years but there are signs of stability and market activity

YoY Change in Rate (2Y UST)[1]



5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
(1.0%)
(2.0%)
(3.0%)
(4.0%)
7/1/91
4/1/94
1/1/97
10/1/99
7/1/02
4/1/05
1/1/08
10/1/10
7/1/13
4/1/16
1/1/19
10/1/21
7/1/24

- Largest YoY change in rates in 30+ years in 2022-2023
- Impacted not only cost of debt but also cost of equity (and multiples)
- The June 2024 FOMC signaled rates to remain steady until further evidence of stability in inflation

Stabilization in Cost of Capital

Measure of CEO Confidence[2]



90
80
70
60
50
40
30
20
10
0
Average
06/30/94
12/29/95
06/30/97
12/31/98
06/30/00
12/31/01
06/30/03
12/31/04
06/30/06
12/31/07
06/30/09
12/31/10
06/29/12
12/31/13
06/30/15
12/30/16
06/29/18
12/31/19
06/30/21
12/30/22
06/28/24

- Sept. 2022 represents the largest YoY reduction in confidence in 30+ years
- Executives not immune from market factors even if confidence in their operating business remains strong
- Starting to see rebound in confidence

Rebound in CEO Confidence

High Yield Bond and Leveraged Loan Issuance



$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$781
$278
$503
$680
$245
$435
$649
$339
$309
$792
$503
$289
$1,221
$606
$615
$352
$127
$225
$461
$226
$234
$240
$128
$111
$533
$233
$300
2017
2018
2019
2020
2021
2022
2023
YTD 23
YTD 24
Loans
Bonds

- YTD total leveraged finance issuance up ~108% YoY
- Primary market remains strong, predominantly fueled by issuers refinancing existing capital structures to lower their overall cost of debt
- Market optimism about the Fed's ability to engineer a soft landing has influenced a strong secondary trading environment in conjunction with limited new money supply

Reopening of the LevFin Market

Source: FactSet. Market data as of 7/15/24. CEO Confidence based on The Conference Board Measure of CEO Confidence™. Note[1]: Monthly data as of 7/1/24. Note[2]: Monthly data as of 6/28/24.

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Healthcare, RCM and Company Considerations

Confidential Preliminary Draft
Subject to Change

Healthcare Sector Considerations

Healthcare Expenditure Growth Outpacing Inflation

- National health expenditures expected to grow at a 5.6% CAGR over the next decade
- Growth driven by an aging population with chronic conditions
- Shift to outpatient and physician settings will augment billing rate growth

Payer / Provider Battles Accelerating

- Increased pricing and claims pressure from payers driving greater revenue volatility and margin pressure with providers
- Payer "market share" and power generally outstripping that of providers
- RCM solutions increasingly critical to managing financial pressure

Regulatory Environment

- Increased regulatory scrutiny on healthcare, with the election viewed as a critical juncture in go-forward regulatory approach
- Ever evolving reimbursement landscape with new payment models catalyzing activity
- Chevron decision offers some possibility of regulatory upside
- FTC / DOJ activist role

Revenue Cycle Sector Considerations

Highly Competitive Market Landscape

- Competition from end-to-end (Ensemble, Optum, Conifer, Parallon), offshore (Omega, Gebbs, Access) and point solutions (Aspirion, Revecore), as well as EMRs that are increasingly providing services beyond medical records (e.g. Epic)
- Imperative to demonstrate value proposition and performance vs. competitors

Large and Underpenetrated TAM

- Estimated $115bn total addressable market opportunity[1]
- Significant whitespace with many providers performing revenue cycle functions in-house

Adoption of Technology

- Providers are focused on enhancing efficiencies across the revenue cycle, minimizing the use of manual labor and increasing accuracy through the use of RPA, ML and AI
- Opportunity to be on the forefront of innovation
- Increasing competition from technology start-ups and established tech companies entering the healthcare space

Company Specific Considerations

Complex Business Model with Client Concentration

- End-to-end business has large, long-term contracts with significant concentration among top customers
  - Embedded growth from ramp of long-term customer partnerships
  - Implementation risk for new end-to-end business
- RPS business is more diversified with a different business model
  - Growth depends on continuing historical success of cross-selling modular solutions

Client Operational Issues

- Very complex business and ecosystem has led to issues
  - Cyber security incidents
  - Portfolio rationalization
  - Provider consolidation
  - Client financial issues
  - Implementation risk
- Seek right balance between "technology" and labor solutions
- Ensuring past acquisitions perform and deliver on expectations
- Physician segment growth is flat despite overall shift in volumes to ambulatory
  - Performance impacted by customer losses and bankruptcies

Source: CMS. Note[1]: Arizton U.S. Revenue Cycle Management Market – Industry Outlook & Forecast 2023-2028, published August 2023.

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Company Observations

Confidential Preliminary Draft
Subject to Change

Observations on Long-Term / Historical Trading

- ✓ Investors have appreciated the built-in growth of long-term customer partnerships
  - Significant embedded growth from new customer ramp and CloudMed synergies
  - Sticky customers with predictable growth over the long-term
- × However, short-term share price dislocations have resulted from quarterly fluctuations and operating issues
  - Change and Ascension cyber incidents
  - Ascension divestitures
  - New customer implementation / ramp
- ***Long-term stability of growth vs. short-term fluctuations result in a difficult and sometimes confusing story for public investors***
- ***Today, there are several financial factors not yet understood by public shareholders***

Recently Announced Ascension Divestitures vs. Rover Stock Price



$35
$30
$25
$20
$15
$10
$5
$0
Jul-19
Oct-20
Jan-22
Apr-23
Jul-24
Announced sale of 7 Wisconsin hospitals and clinics to Aspirus Health
Announced sale of Our Lady of Lourdes Memorial Hospital to Guthrie
Announced sale of 50% interest in Network Health to Froedtert Health
Announced sale of Ascension St. Vincent in Alabama
Announced sale of three northern Michigan hospitals
$12.79
Announced sale of Ascension Providence Hospital in Mobile, AL to University of South Alabama
Henry Ford Health and Ascension Michigan agreed to form a joint venture
Announced sale of Ascension Via Christi Hospital to Mercy

Potential Near-Term Trading Considerations Absent an M&A Transaction

- Current stock price includes M&A speculation
- Unaffected price does not reflect business headwinds since NMC's 2/26 13D
- Sellside and buyside do not fully understand the impact and timing of the Ascension outage, Change cyber incident or Ascension divestitures
  - Difficult for management to provide guidance with a high degree of certainty
- Limited public float, lack of operational momentum and perceived conflict between major shareholders make rebuilding institutional credibility imperative
- Waystar provides another avenue for public investors to play provider RCM / growth

Rover vs. Waystar

($ in millions)

	Rover	WAYSTAR
'24E Revenue	$2,602	$884
'24E EBITDA *% Margin*	$629 *24.2%*	$353 *39.9%*
'24E Rev. / Employee[1]	$87k	$603k
% Software	◔	◕
Business Model	% of Collections	SaaS
Ent. Value / Equity Value	$8,126 / $5,993	$5,004 / $3,683
'24E EV / EBITDA	12.9x[2]	14.2x

Source: FactSet, Company filings, Wall Street research. Market data as of 7/15/24. Note[1]: Based on Rover employees of 30k and Waystar employees of 1.4k. Note[2]: Current Rover consensus estimates exclude brokers that have discontinued coverage and restricted brokers.

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Analysis at Various Prices

Confidential Preliminary Draft
Subject to Change

($ in millions, except for per share values)

			Undisturbed (2/23/24)	NMC Offer (2/26/24)	NMC Offer (7/1/24)	Recent Close (7/15/24)
Stock Price			**$11.10**	**$13.75**	**$13.25**	**$12.79**
% Premium to:						
Recent Close (7/15/24)		$12.79	(13%)	8%	4%	-
Pre Request (1/25/24)		$10.17	9%	35%	30%	26%
Undisturbed (2/23/24)		$11.10	-	24%	19%	15%
30 Day VWAP (2/23/24)		$10.31	8%	33%	28%	24%
52 Week High (7/17/23)		$18.49	(40%)	(26%)	(28%)	(31%)
52 Week Low (1/11/24)		$9.11	22%	51%	45%	40%
Diluted Shares[1]			460.6	465.6	469.3	468.5
Equity Value			**$5,113**	**$6,402**	**$6,219**	**$5,993**
Net Debt[1]			2,173[2]	2,173[2]	2,133	2,133
Enterprise Value			**$7,286**	**$8,575**	**$8,352**	**$8,126**
EV / EBITDA (Wall Street Consensus)[3]						
2023A[4]	Consensus as of 2/23/24	$639	11.4x	13.4x	13.1x	12.7x
2024E	2024E: $684	$629	10.7x[6]	12.5x[6]	13.3x	12.9x
2025E	2025E: $799	$758	9.1x[6]	10.7x[6]	11.0x	10.7x
EV / EBITDA (Management Plan)						
2023A[4]		$639	11.4x	13.4x	13.1x	12.7x
2024E		$655[5]	11.1x	13.1x	12.7x	12.4x
2025E		$766[5]	9.5x	11.2x	10.9x	10.6x

Source: FactSet, Rover filings, Management Plan. Note: Market data as of 7/15/24. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Note[1]: FDSO for Undisturbed and NMC 2/26/24 Offer assumes 420.3mm basic shares outstanding, 2.6mm options with a weighted average exercise price of $3.41,1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 9.5mm RSUs/PBRSUs per Rover Filings. Note[2]: Reflects pro forma cash balance for Acclara / Advata acquisition per Rover management. Note[3]: Current consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note[4]: 2023A EBITDA includes Rover Adj. EBITDA of $614mm plus $25mm contribution from Acclara / Advata acquisition. Note[5]: Excludes Ascension cyber impact. Note[6]: Statistics based on consensus estimates prior to public filing of the NMC 2/26/24 Draft Proposal.

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Confidential Preliminary Draft Subject to Change Change in Wall Street Estimates Revenue Adj. EBITDA ($ in millions) ($ in millions) $4,000 $1,200 Nov-22: Reduced 2022E EBITDA guidance by ~11% from $470-$480mm to $420- $425mm $3,600 $1,000 $3,210 $3,200 $862 $800 $791 $2,923 $758 $2,800 $2,648 $676 $2,602 $629 $600 June-22: Closed Cloudmed $548 $2,400 acquisition $2,299 $2,082 $2,000 $400 1/1/22 6/1/22 11/1/22 4/1/23 9/1/23 2/1/24 7/1/24 1/1/22 6/1/22 11/1/22 4/1/23 9/1/23 2/1/24 7/1/24 2024 2025 2026 2024 2025 2026 Source: FactSet. Note: Market data as of 7/15/24. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers. 7

Quarterly Consensus Beat / Miss

Confidential Preliminary Draft
Subject to Change

($ in millions)

Metric	FY'24 Guidance Low	FY'24 Guidance High
Revenue	$2,600	$2,640
Adj. EBITDA	$625	$650

Quarterly Revenue Surprise History



Actual
Consensus Low
Consensus High
Consensus Mean
$399
$386
$392
$496
$533
$546
$561
$573
$575
$604
$634
4Q'21
1Q'22
2Q'22
3Q'22
4Q'22
1Q'23
2Q'23
3Q'23
4Q'23
1Q'24
2Q'24

	4Q'21	1Q'22	2Q'22	3Q'22	4Q'22	1Q'23	2Q'23	3Q'23	4Q'23	1Q'24	2Q'24
Change in Guidance [1]	-	-	11%	(3%)	-	-	(2%)	-	-	(1%)	*Consensus Mean*
Beat / Miss vs. Latest Consensus	(0%)	0%	(0%)	(5%)	2%	(0%)	(0%)	1%	(0%)	(1%)	
Beat / Miss vs. Pre-Revision Consensus [2]	-	-	-	-	(6%)	-	-	(2%)	(6%)	-	

Quarterly Adj. EBITDA Surprise History



$95
$89
$87
$124
$125
$142
$143
$162
$168
$152
$149
4Q'21
1Q'22
2Q'22
3Q'22
4Q'22
1Q'23
2Q'23
3Q'23
4Q'23
1Q'24
2Q'24

	4Q'21	1Q'22	2Q'22	3Q'22	4Q'22	1Q'23	2Q'23	3Q'23	4Q'23	1Q'24	2Q'24
Change in Guidance [1]	-	-	20%	(11%)	-	-	(1%)	-	-	(3%)	*Consensus Mean*
Beat / Miss vs. Latest Consensus	3%	(1%)	1%	(13%)	(5%)	8%	3%	3%	3%	2%	
Beat / Miss vs. Pre-Revision Consensus [2]	-	-	-	-	(20%)	-	-	3%	0%	-	
+1 Day Share Price Reaction	(1%)	(9%)	0%	(50%)	(3%)	0%	3%	(10%)	5%	3%	

Source: FactSet. Note: Market data as of 7/15/24. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Reflects change in the midpoint of FY+1 guidance range. Note[2]: Represents performance of actual quarterly results against consensus estimates for that quarter prior to the change in guidance.

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Wall Street Research Perspectives

Confidential Preliminary Draft
Subject to Change

1Q'24 Results

*"**There was nothing too concerning in Rover's 1Q24 print, in our view.** Revenue was a bit lighter than expected (largely due to the Change Healthcare hack, "harmonization" of some unprofitable Acclara services, and a modular client bankruptcy) while adj. EBITDA outperformed (mostly due to Providence onboarding timing)."*

Citi, 5/8/2024

*"**Overall, the commentary was positive regarding the demand environment**, Acclara acquisition contribution and integration, and Providence onboarding. **Excluding Change, the core business performed well**, with adj-EBITDA likely beating estimates as some Providence onboarding investments pushed out of 1Q."*

Canaccord Genuity, 5/8/2024

*"**Rover reported a mixed quarter**…mostly driven by the impact of the Change Healthcare cyberattack… **while results were solid and fundamental expectations were largely unchanged, the pending deal soft offer remains an overhang on Rover shares.**"*

Deutsche Bank, 5/13/2024

Recent Headwinds

*"While we acknowledge Rover is dealing with NT impacts from Change and Ascension, **we continue to view those issues as transitory in nature and not impacting the LT underlying earnings power of Rover.**"*

TD Cowen, 7/1/2024

*"The unaffected price prior to when the filing of initial interest was disclosed was $11.10. Since that time, **external events such as the Change Healthcare and… Ascension cyber breaches have weighed on near-term results.** However, **on a core basis R1 has demonstrated improved execution in beating Q1 EBITDA by 5% excluding the impact from Change.**"*

Morgan Stanley, 7/2/2024

*"While these headwinds are unlikely to have meaningful impact on 2025 estimates and LT opportunities, **these developments have likely lowered the NT fundamental "No Deal" trading price for Rover shares - likely in the range of $9-$10.**"*

Truist, 7/1/2024

2024E Guidance

*"A new adj. EBITDA guide (~4% cut to the low and high ends) that **in our view is better than feared** after R1's customers faced significant disruption from the Change outage (cut also temporary in nature)… **we are pleased with the guide as it implies (1) a manageable impact from Change and (2) core operating momentum.**"*

Leerink, 5/8/2024

*"With the Change Healthcare disruption now baked into guidance, **we'll be looking for improved execution to drive multiple expansion in Rover.**"*

Morgan Stanley, 5/9/2024

*"Stripping away noise related to both cyber events, **Rover remains confident in the assumptions laid out in its initial full-year guidance. In our opinion, fundamental execution is most important for reinstating investor confidence** following a challenging couple of years… Most importantly, updates regarding two of the largest client wins were positive with Sutter phase one advancing well despite leadership turnover and the $50M Acclara cost synergies remain on track."*

RBC, 6/11/2024

Takeout Price

*"In our opinion, **New Mountain is likely being opportunistic with the changed market dynamics in the industry from the cyber incidents to revise its proposed acquisition price.**"*

Canaccord Genuity, 7/2/2024

*"It seems that we will likely have a bidding war between the two entities as a joint bid is off the table. **As we've written multiple times, we think an offer <11x FY25 adj. EBITDA will not suffice, and we see fair value in the ~$16 range (12.5x FY25 adj. EBITDA)**"*

Citi, 7/5/2024

*"We think TCP's willingness to acquire Rover at a price higher than $13.25 is **likely related to TCP needing to deliver a fair price to its existing LPs. At the same time, TCP likely needs to balance this against offering a fair and attractive enough entry point for their new LPs.** To the extent that some of the new investors are the same as from the previous fund, there may be less sensitivity around price."*

TD Cowen, 7/7/2024

Process

*"The planned offer from Towerbrook / Ascension, at a premium to the $13.25 proposed by New Mountain, **shows some of the complexities of the current Rover ownership structure** and potential outcome of this ongoing proposed bid (or now proposed bids). We obviously **need to see what the offer price is, as well as the potential role of former CEO Joe Flanagan, in any transaction going forward.** That being said, **today's news continues to highlight what we see as upside value for Rover, both in a strategic transaction as well as fundamentally.**"*

Leerink, 7/5/2024

*"We now believe the odds of a transaction have increased (again!). Based on our LBO model, we believe a bid would likely need to be in the $14-$15 range. **It is unclear to us which entity wants it more, but would hope the Board views this as an opportunity to maximize shareholder value ahead of what assuredly will be a messy 2Q print,** impacted by the recently disclosed Ascension cyber incident."*

Jefferies, 7/7/2024

Source: Wall Street Research.

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Rover vs. Waystar – Sellside Perspectives

Confidential Preliminary Draft
Subject to Change

	Rover		Waystar	
Technology / Innovation	*With the Cloudmed acquisition completed in June 2022, Rover substantially* ***bolstered its technology and automation capabilities****, improved its end-to-end functionality* ***particularly in revenue intelligence, and gained significant net new, high margin, tech-centric modular solutions.*** *- Canaccord 1/5/23*	*The company's* ***advances in automation/AI, and the strength of the company's development roadmap****, which we believe can* ***effectively keep Rover at the forefront of innovation*** *in the revenue cycle marketplace.* *- TD Cowen 6/28/24*	*In our view, the compelling technology stack and a robust* ***team of about 265 product managers and engineers*** *both support continuous innovation (e.g., Waystar* ***ships 300 product updates per quarter****).* *- William Blair 7/2/24*	*With 100,000+ concurrent end-users and billions of transactions running through platform annually,* ***combined with consistent rule generation from machine learning and dynamic dashboarding****, we think the business will take incremental share over time, evidenced by the company's 82% win rate vs competitors.* *- Goldman Sachs 7/2/24*
Business Model	*What this means is Rover goes a mile deep and historically an inch wide, with a small customer base but a* ***significant amount of revenue tied to the customers' cash collections*** *and Rover is capturing a % of net patient revenue.* *- Leerink 2/26/24*	*Net operating fees make up the bulk of revenue as they reflect* ***net base fees charged to customer, incentive fees earned on specific metrics based on performance, other fees recognized related to modular services****. Rover's automation efforts [is] driving incentive fees.* *- Barclays 9/30/21*	*Waystar operates a* ***software-as-a-service (SaaS) business model****, providing cloud-based RCM (revenue cycle management) software to healthcare organizations and to RCM services vendors.* *- Goldman Sachs 7/2/24*	*Waystar has an attractive financial model, with a highly recurring revenue stream driven by* ***a mix of subscription and volume-based sales*** *that provide significant visibility.* *- William Blair 7/2/24*
Financial Profile	*The company's* ***market leadership in technology modules and the above-average growth/margin profile of Cloudemed is underappreciated.*** *We think the current stock price ascribes no value to AI, which could add hundreds of bps to adj. EBITDA margin from 24% in 2024E to its long-term target of 30%+.* *- Morgan Stanley 7/1/24*	*The cascading effect of the Sutter* ***contract win*** *(signed early 2022) and Providence win (signed late 2023)* ***will further refill the growth coffers.*** *- Leerink 2/26/24*	*With* ***limited customer concentration, ~40% OMs, and an estimated org growth of >10%*** *in recent years, WAY stands out within our HCIT coverage. In addition,* ***recent disruptions at competitor Change may provide upside*** *to numbers if customers choose to add redundancies to their clearinghouse.* *- Evercore 7/2/24*	*With the company having achieved a* ***fairly consistent historical rate of ~109% NRR****, that leaves ~100bps of growth from new clients to bridge to the company's 10% long-term targeted CAGR.* *- J.P. Morgan 7/2/24*
Cyber Impact	*While we acknowledge Rover is dealing with NT impacts from Change and Ascension, we* ***continue to view those issues as transitory in nature and not impacting the LT underlying earnings power of Rover****.* *- TD Cowen 7/7/24*	*We think* ***the longer term outlook may have improved from our expectations prior to the Change cyberattack.*** *While the elevated denials will continue to impact revenue in 1H25, we believe that the* ***Change disruption has led Rover to build out their automation across other vendors****. This will make the company highly insulated from a potential future issue with any one revenue cycle vendor.* *- Guggenheim 5/9/24*	*Following the Change Healthcare outage in Feb. 2024,* ***Waystar was able to successfully onboard impacted providers within 48-72 hours****, highlighting the* ***flexibility and adaptability of the platform.*** *- Bank of America 7/2/24*	*While large customer growth has slowed, we suspect growth will remain roughly in line with current trends as the company continues to benefit from a* ***reference selling model, particularly as larger health systems navigate the fallout from the Change Healthcare outage.*** *- Raymond James 7/2/24*

Source: Wall Street Research.

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10

Confidential Preliminary Draft Subject to Change Summary Background to Date (1 / 2) Date (All 2024) Process • New Mountain Capital (“NMC”) delivered a private request for the waiver of certain provisions of their Investor Rights Agreement January 26 (“standstill”), including a draft proposal to acquire Rover for $13.75 per share • NMC revised its 13D to publicly disclose its January 26 request for a waiver of the standstill, including the draft proposal to acquire Rover February 26 for $13.75 per share and an update on discussions with TCP-ASC to participate as a co-lead investor in such a transaction • Rover publicly announced via press release the formation of a Special Committee to evaluate strategic alternatives and stated its commitment to enhancing shareholder value March 11 • TCP-ASC filed a 13D requesting a waiver from certain antitakeover statutes to continue to pursue a joint transaction with NMC and stating its belief that any transaction other than a joint transaction “would be difficult if not impossible to execute” • The Special Committee sent a letter to NMC and TCP-ASC directing them to cease discussions concerning a potential transaction with March 18 respect to the Company (whether or not structured as a joint transaction) • Rover filed an 8-K publicly disclosing (1) the retention of Qatalyst Partners and Barclays as financial advisors, and Skadden as legal March 19 counsel, to the Special Committee and (2) the Special Committee’s direction to NMC and TCP-ASC to cease their discussions • Rover and the Special Committee’s financial advisors prepared the company’s financial model, management presentations, and due diligence materials Beginning March 19 • The Special Committee’s financial advisors completed preliminary financial analysis and presented to the Special Committee on April 17, and the Special Committee determined to run a process including NMC and TCP-ASC separately • At the direction of the Special Committee, the financial advisors reached out to potential strategic acquirors to gauge interest in a potential April 30 transaction. Each strategic acquiror declined to proceed without a meeting with management or access to diligence information • The Special Committee granted a limited-duration waiver to NMC and TCP-ASC to allow them to engage with each other in discussions May 6 regarding a potential transaction through June 13, but not to submit a proposal to acquire Rover • Rover senior management engaged in due diligence, including data sharing and meetings with NMC, TCP-ASC, and their external advisors Beginning May 13 (Ongoing) • Over the following weeks, Rover’s management team answered over 500 diligence requests and held over 20 meetings and calls with TCP-ASC, NMC, and their advisors Source: SEC Filings. 11

Summary Background to Date (2 / 2)

Confidential Preliminary Draft
Subject to Change

Date (All 2024)	Process
June 13	• The Special Committee granted an extension of the limited standstill waiver through July 12 • When requesting the waiver, NMC/TCP-ASC indicated a target date for a proposal of July 1
July 1	• NMC filed a 13D amendment stating that discussions with TCP-ASC have not resulted in any agreement to date, and that NMC was no longer interested in pursuing a joint proposal with TCP-ASC • NMC also requested a waiver of the standstill restrictions contained in the Investor Rights Agreement in order to permit it to make a proposal, and included an unsigned and non-binding draft proposal to acquire Rover at a purchase price of $13.25 per share in cash. The draft proposal stated that they are "prepared to move forward with completing definitive documentation and signing a transaction by July 12" • After a discussion of the relative merits and considerations, the Special Committee determined to grant the requested waiver to NMC • The following day, NMC delivered a signed non-binding copy of the NMC Revised Proposal to the Special Committee
July 4 through 8	• Ongoing negotiations with NMC
July 4	• TCP-ASC's advisors indicated to the Special Committee's financial advisors that TCP-ASC was trying to determine whether to continue to pursue a transaction
July 5	• TCP-ASC revised its 13D to indicate that that it plans to submit a proposal to acquire Rover at a price higher than $13.25 per share and that it is in discussions with Joe Flanagan to serve as a senior executive of Rover following a transaction • TCP-ASC requested a waiver of the standstill restrictions contained in the Investor Rights Agreement in order to permit it to make a proposal, which the Special Committee granted
July 6	• The Special Committee's financial advisors had a conversation with TCP-ASC and advisors to further understand their status with respect to timing and finance-ability of a transaction
July 7 through 8 [1]	• NMC conducted customer shareholder calls with: Ascension, Intermountain, LifePoint Health, Providence, and Sutter
July 24 through 26 (Upcoming)	• Wednesday, July 24, at 5:00pm ET: deadline set for final transaction documents from bidders • Thursday, July 25, at 2:00pm ET: deadline set for final proposals from bidders • Friday, July 26, no later than 7:30am ET: expected timing for execution of transaction

Source: SEC Filings. Note[1]: TCP-ASC has also requested customer shareholder calls.

BARCLAYS Qatalyst PARTNERS

12

Confidential Preliminary Draft Subject to Change Ecosystem Around Rover Payors Providers BPO Tech Services HealthTech / RCM Large Cap Diversified Healthcare fka Payments Software Diversified Source: Company websites. 13

Confidential Preliminary Draft Subject to Change Appendix 14

Confidential Preliminary Draft Subject to Change Comparison to Street Estimates Revenue ($ in millions) Management Plan Street $3,210 $3,123 $2,923 $2,913 $2,639 $2,602 $738 $711 $666 $634 $654 $610 $631 $604 1 Q1 2024A Q2 2024RF1 Q3 2024RF1 Q4 2024RF1 2024RF1 2025E 2026E % Difference (1.1%) (0.5%) 1.9% 3.7% 1.4% (0.4%) (2.7%) Number of 12 12 12 12 12 12 12 Brokers Adj. EBITDA ($ in millions) Management Plan Street $874 $862 $758 $766 $655 $629 $202 $180 $148 $152 $149 $153 $147 $150 1 Q1 2024A Q2 2024RF1 Q3 2024RF1 Q4 2024RF1 2024RF1 2025E 2026E 2.4% 3.7% (1.1%) 12.1% 4.1% 1.0% 1.4% % Difference Number of 11 11 11 11 12 12 12 Brokers 1 Source: Management Plan, FactSet. Note: Market data as of 7/15/24. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note : Consensus prior to announced results. 15

Historical Stock Price Performance and Valuation

Confidential Preliminary Draft
Subject to Change

EV / NTM EBITDA and Share Price (Since 1/1/2018)

	Average Per Year								Management Plan[2]
	2018	2019	2020	2021	2022	2023	YTD '24	'18-'24	'24-'30
EV / NTM EBITDA	22.2x	16.1x	15.4x	22.1x	17.3x	12.6x	10.9x	17.1x	NA
% YoY Rev Growth[1]	26.4%	12.5%	14.8%	15.8%	17.4%	16.8%	12.6%	16.9%	8.3%
% YoY EBITDA Growth[1]	170.2%	57.2%	37.7%	22.2%	24.7%	20.2%	18.3%	52.3%	12.1%
Share Price	$7.88	$10.91	$14.23	$23.77	$20.66	$14.52	$12.05	$15.06	NA



35x
30x
25x
20x
15x
10x
5x
0x
EV / NTM EBITDA
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Share Price
Jan-18
Aug-18
Apr-19
Dec-19
Aug-20
Apr-21
Dec-21
Jul-22
Mar-23
Nov-23
Jul-24
2/18/21: Reported Q4 and FY 2020 earnings
1/10/22: Announced acquisition of Cloudmed
11/8/22: Reported Q3 earnings miss and CEO change
7/1/24: Received $13.25 offer from New Mountain Capital
3/19/24: Board of Directors formed Special Committee
2/26/24: Received $13.75 unsolicited bid from New Mountain Capital
5/6/24: Waiver granted
NMC 7/1 Offer (Share Price): $13.25
NMC 7/1 Offer (Implied NTM Multiple): 11.8x
$12.79
11.6x
10/16/23: Jehoshaphat published short report; shares fell ~8%
6/13/24: Waiver extended
11/13/23: Announced plans to restate earnings from FY'21 through Q2'23; shares fell ~3%
7/5/24: TCP-ASC revised 13D to indicate it plans to submit proposal higher than $13.25
EV / NTM EBITDA
EV / NTM EBITDA (Implied by NMC 7/1 Offer)
Share Price
NMC 7/1 Offer

Source: FactSet, Rover filings, NMC 13D, Management Plan. Note: Market data as of 7/15/24. Consensus estimates after 3/19/24 exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Represents forward fiscal year vs. current fiscal year growth. Note[2]: Management Plan excludes the Ascension cyber impact.

BARCLAYS
Qatalyst PARTNERS

16

Wall Street Research Price Targets

Confidential Preliminary Draft
Subject to Change

Legend: Undisturbed [1] / Current

			Base Case				Bull Case			Bear Case		
Broker	Date	Rating	Price Target (Undisturbed / Current)	Methodology (Based on Current Price Target)	% Premium to Undisturbed[2]	2025E EBITDA[3]	Price Target	Methodology	% Premium to Undisturbed[2]	Price Target	Methodology	% Premium to Undisturbed[2]
Cantor Fitzgerald	7/2/2024	Buy	$20.00 / $20.00	3.4x '25E Rev. / 12.1x '25E EBITDA	80.2%	$825	-	-	-	-	-	-
TD Cowen	7/7/2024	Buy	$20.00 / $20.00	15x '25E EBITDA	80.2%	$782	-	-	-	-	-	-
RBC	7/1/2024	Buy	$19.00 / $19.00	~14x '25E EBITDA	71.2%	$771	$23.00	15x '25E EBITDA	107.2%	$7.00	8x '25E EBITDA	(36.9%)
Baird	7/2/2024	Buy	$18.00 / $18.00	~13.5x '25E EBITDA	62.2%	$785	-	-	-	-	-	-
Leerink Partners	7/7/2024	Buy	$14.00 / $17.00	~12x '25E EBITDA	53.2%	$762	-	-	-	-	-	-
Morgan Stanley	7/8/2024	Buy	$17.00 / $17.00	12x '25E EBITDA	53.2%	$794	-	-	-	-	-	-
Citi	7/5/2024	Buy	$14.00 / $16.00	12.5x '25E EBITDA	44.1%	$769	-	-	-	-	-	-
Stephens	7/8/2024	Buy	$16.00 / $16.00	12x '25E EBITDA	44.1%	$758	-	-	-	-	-	-
Truist Securities	7/7/2024	Hold	$16.00 / $16.00	Blended LBO & ~11x '25E EBITDA	44.1%	$750	-	-	-	-	-	-
Deutsche Bank	7/8/2024	Hold	$15.00 / $16.00	12.5x '25E EBITDA	44.1%	$706	-	-	-	-	-	-
Jefferies	7/7/2024	Buy	$18.00 / $15.00	~11x '25E EBITDA	35.1%	$762	$25.00	~17x '25E EBITDA	125.2%	$7.00	~7x '25E EBITDA	(36.9%)
Canaccord	7/2/2024	Buy	$17.00 / $15.00	14.5x '24E EBITDA	35.1%	$748	-	-	-	-	-	-
Guggenheim	5/30/2024	Buy	$17.00 / $15.00	13x '25E EBITDA	35.1%	$764	-	-	-	-	-	-
Evercore ISI	7/10/2024	Hold	$12.00 / $14.00	Blended DCF and Valuation Multiples	26.1%	$718	-	-	-	-	-	-
KeyBanc	5/10/2024	Hold	$13.00	NA	0.0%	$751	-	-	-	-	-	-
Sadif	3/5/2024	Buy		NA	0.0%	NA	-	-	-	-	-	-
ISS-Eva	2/27/2024	Sell		NA	0.0%	NA	-	-	-	-	-	-
Discontinued Coverage[4]												
Barclays	3/13/2024	Hold	$14.00 / $14.00	~9.0x '25E EBITDA	26.1%	$803	$17.00	~11.0x '25E EBITDA	53.2%	$9.00	~6.5x '25E EBITDA	(18.9%)
JP Morgan	1/9/2024	Hold	$11.00 / $11.00	8.5x '25E EBITDA	(0.9%)	NA	-	-	-	-	-	-
			Current / Undisturbed[4] / Current Fundamental[5]									
Mean			**$16.71 / $15.79 / $16.69**	**12.6x '25E EBITDA[6]**	**50.6%**	**$758**	**$24.00**	**~16x '25E EBITDA**	**116.2%**	**$7.00**	**~7.5x '25E EBITDA**	**(36.9%)**
Median			**$16.00 / $16.00 / $16.00**	**12.3x '25E EBITDA[6]**	**44.1%**	**$760**	**$24.00**		**116.2%**	**$7.00**		**(36.9%)**
Management Plan						**$766**						
% Difference to Median						*0.8%*						

Source: Wall Street Research, Management Plan. Note: Market data as of 7/15/24. Note[1]: Represents broker price targets prior to NMC 13D filing on 2/26/24. Note[2]: Represents premium to Rover's closing undisturbed price of $11.10 as of 2/23/24; utilizes current price target. Note[3]: Represents current 2025E EBITDA estimates. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers (Morgan Stanley, Citi, Baird). Note[4]: Undisturbed mean / median includes undisturbed price targets from brokers with discontinued coverage, brokers with discontinued coverage are excluded from all other mean / median calculations. Note[5]: Excludes broker price targets that include potential transaction in price target rationale (Jefferies, Truist Securities, Citi and Guggenheim). Note[6]: Excludes brokers who have not used '25E EBITDA in their disclosed methodology.

BARCLAYS Qatalyst PARTNERS

17

Select Trading Comparables

Confidential Preliminary Draft
Subject to Change

($ in millions, except per share values)

Company	Stock Price 7/15/2024	Enterprise Value	Equity Value	% of 52-Week High	'24E-'25E Growth		2024E Margin		EV / EBITDA		Debt / LTM 3/31/24 EBITDA
					Revenue	EBITDA	Gross	EBITDA	2024E	2025E	
HealthEquity	$77.06	$7,862	$7,002	87.3%	14.1%	18.8%	60.8%	39.6%	17.2x	14.4x	2.8x
genpact	32.98	6,977	6,116	83.3%	5.9%	8.6%	35.3%	18.1%	8.3x	7.7x	1.6x
EXL	33.64	5,730	5,632	99.0%	11.3%	12.1%	37.5%	21.1%	15.0x	13.4x	1.0x
WAYSTAR[1]	21.38	5,004	3,683	92.6%	9.7%	9.0%	66.1%	39.9%	14.2x	13.0x	4.0x
evolent HEALTH	19.26	3,138	2,318	55.0%	15.2%	30.7%	18.2%	9.6%	12.7x	9.7x	4.9x
WNS	57.96	2,784	2,849	77.2%	9.1%	17.0%	28.5%	24.3%	8.9x	7.6x	0.5x
progyny	29.03	2,475	2,847	64.6%	16.0%	18.9%	23.9%	17.6%	11.4x	9.6x	NA
PREMIER	18.55	2,041	1,974	65.5%	(0.9%)	(3.6%)	65.9%	30.9%	5.1x	5.3x	0.3x
Omnicell	26.44	1,307	1,244	36.0%	6.0%	31.1%	42.0%	9.4%	13.1x	10.0x	4.7x
HealthStream	28.74	809	892	98.7%	5.4%	5.9%	66.1%	22.5%	12.2x	11.6x	NA
TruBridge	10.66	348	165	39.9%	6.3%	15.1%	48.6%	13.4%	7.7x	6.7x	4.4x
HealthCatalyst	6.51	319	417	45.3%	11.5%	50.8%	49.8%	8.0%	12.9x	8.6x	22.5x
25th Percentile				52.6%	6.0%	8.9%	33.6%	12.5%	8.8x	7.7x	1.1x
Mean				70.4%	9.1%	17.9%	45.2%	21.2%	11.6x	9.8x	4.7x
Median				71.4%	9.4%	16.0%	45.3%	19.6%	12.5x	9.6x	3.4x
75th Percentile				88.6%	12.2%	21.9%	62.1%	25.9%	13.4x	11.9x	4.6x
Undisturbed[2]											
Rover (Consensus)	$11.10	$7,286	$5,113	59.3%	14.1%[4]	16.8%[4]	28.3%[4]	25.4%[4]	10.7x[4]	9.1x[4]	3.6x[6]
Rover (Management)	11.10	7,286	5,113	59.3%	9.2%	16.9%	NA[5]	24.6%	11.1x	9.5x	3.6x[6]
At New Mountain 7/1/24 Offer[3]											
Rover (Consensus)	$13.25	$8,352	$6,219	70.8%	11.8%	20.4%	27.5%	24.2%	13.3x	11.0x	3.6x[6]
Rover (Management)	13.25	8,352	6,219	70.8%	10.4%	16.9%	NA[5]	24.8%	12.7x	10.9x	3.6x[6]

Source: FactSet, Company filings, Management Plan. Note: Market data as of 7/15/24. Consensus Rover estimates exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Assumes 30-day option to purchase 6,750,000 in shares is exercised by underwriters at the initial public offering price less the underwriting discount. Note[2]: Market data as of undisturbed date of 2/23/24. Balance sheet data as of 12/31/23. Note[3]: Represents NMC offer price of $13.25 / share. Balance sheet data as of 3/31/24. Note[4]: Statistics based on Rover's stock price and consensus estimates prior to public filing of the NMC 2/26/24 Draft Proposal. Note[5]: Rover management gross margin not directly comparable to consensus estimate. Note[6]: LTM EBITDA for Rover pro forma for EBITDA contribution from Acclara / Advata acquisition.

BARCLAYS

18

CY25E Operating Statistics of Selected Companies

Legend
Selected Healthcare Technology
Selected Business Process Outsourcing



CY25E Rev. ($MM):
$2,913
$2,948
$497
$2,988
$1,429
$1,339
$343
$968
$355
$1,131
$310
$1,285
$2,017
$1,403
$4,873
CY24E-25E Revenue Growth
Median: 10%
Median: 9%
Rover (Street) 12%
Rover (Mgmt.) (1) 11%
Phreesia 18%
Evolent Health 16%
Progyny 16%
HealthEquity 14%
Health Catalyst 11%
Waystar 10%
TruBridge 7%
Omnicell 6%
HealthStream 5%
Premier (0%)
ExlService 12%
WNS 9%
Genpact 6%
CY24E-25E Adjusted EBITDA Growth
Median: 18%
Median: 7%
Rover (Street) 21%
Rover (Mgmt.) (1) 19%
Health Catalyst 50%
Omnicell 31%
Evolent Health 31%
Progyny 19%
HealthEquity 18%
TruBridge 14%
Waystar 8%
HealthStream 6%
Premier (2%)
Phreesia NM
ExlService 8%
Genpact 7%
WNS 4%
Adjusted EBITDA Margin
Median: 16%
Median: 20%
Rover (Street) 26%
Rover (Mgmt.) (1) 27%
HealthEquity 41%
Waystar 39%
Premier 30%
HealthStream 23%
Progyny 18%
TruBridge 15%
Omnicell 12%
Evolent Health 11%
Health Catalyst 11%
Phreesia 10%
WNS 23%
ExlService 20%
Genpact 19%

Source: FactSet as of July 17, 2024.
Note: Rover consensus estimates shown are current (as of July 17, 2024).
'NM' denotes CY24E-25E EBITDA growth of >50% and <(50%).
(1) Rover Management Plan provided by Rover Management in April 2024.

19

CONFIDENTIAL | PRELIMINARY DRAFT

Qatalyst PARTNERS

Legend Selected Healthcare Technology Selected Business Process Outsourcing CY25E Trading Statistics of Selected Companies (1) EV ($Bn): $7.3 $8.0 $5.2 $1.5 $0.9 $2.5 $2.2 $1.4 $3.3 $0.4 $0.3 $5.9 $2.9 $7.2 Current: (2) 2.8x Median: 1.7x Median: 2.1x 6.0x 5.4x 3.0x 2.9x 2.8x 2.4x 2.1x 1.7x 1.5x 1.8x 1.2x 1.1x 1.1x 1.0x Rover HealthEquity Waystar Phreesia HealthStream Progyny Premier Omnicell Evolent Health Health Catalyst TruBridge ExlService WNS Genpact (Unaffected) (1) Current: Median: 10.5x (2) Median: 8.9x 10.8x 29.7x 14.5x 14.3x 13.7x 12.5x 10.8x 10.2x 10.0x 9.8x 9.1x 8.9x 7.9x 6.8x 5.7x Rover Phreesia HealthEquity Waystar HealthStream Omnicell Evolent Health Health Catalyst Progyny TruBridge Premier ExlService WNS Genpact (Unaffected) (1) Source: FactSet as of July 17, 2024. (1) Statistics based on Rover’s stock price and consensus estimates as of February 23, 2024, the trading day prior to public filing of the 20 NMC Draft Proposal. (2) Current Rover statistics as of July 17, 2024. CONFIDENTIAL | PRELIMINARY DRAFT CY25E Adj. EBITDA CY25E Revenue Multiple Multiple

Confidential Preliminary Draft Subject to Change Barclays Disclaimer The preceding pages contain material that was provided to the Special Committee (the “Committee”) of Rover (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Committee and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Committee, the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes. Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company or were obtained from publicly available sources (approved for Barclays’ use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice. Because these materials were prepared for use in the context of a presentation to the Committee, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Committee (in their capacity as committee members and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). These materials were not prepared for or intended for use by any individual for personal, family or household purposes nor were they prepared to comply with the disclosure standards under state and federal securities laws or any other applicable laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Committee, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Committee. These materials are not intended to provide the sole basis for evaluation of the proposed corporate transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed corporate transaction. Barclays has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or any other party to any corporate transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained herein do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Barclays’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company, the Committee or any individual officer, director, shareholder or any other person. Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments or in other financial products and instruments. Unless otherwise expressly agreed or provided for in other applicable Barclays disclosures governing such corporate transactions or required by law or regulation, Barclays conducts these activities as principal and executes its principal transactions as an arm’s length counterparty. Barclays does not act as a fiduciary in relation to these corporate transactions. These materials do not constitute investment advice nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any corporate transaction described herein. Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Neither Barclays Bank PLC, New York Branch nor Barclays Bank Delaware is responsible for the obligations of its affiliates. Copyright Barclays Bank PLC, 2024 (all rights reserved). 21

Confidential Preliminary Draft Subject to Change Qatalyst Partners Disclaimer These materials have been prepared by Qatalyst Partners LP (including any affiliates “Qatalyst”) for the Qatalyst client or potential client to whom such materials are directly addressed and delivered (the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Qatalyst. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Qatalyst. Qatalyst assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, Qatalyst has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by Qatalyst in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. Prior to entering into any transaction the Company should determine, without reliance on Qatalyst, the economic risks and merits as well as the legal, tax and accounting characterizations and consequences of any such transaction. In this regard, by accepting this presentation, the Company acknowledges that (a) Qatalyst is not in the business of providing (and the Company is not relying on Qatalyst for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any transaction, (c) the Company should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) the Company should apprise senior management as to such legal, tax and accounting advice (and any risks associated with any transaction) and Qatalyst’s disclaimer as to these matters. Qatalyst does not provide tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Qatalyst to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Any discussion of tax matters in these materials may have been written in connection with the “promotion” or “marketing” of any transaction contemplated hereby. Accordingly, any taxpayer should seek advice based on such taxpayer’s particular circumstances from an independent tax advisor. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Qatalyst to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Qatalyst is not acting in any other capacity as a fiduciary to the Company. Qatalyst assumes no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted, summarized or referred to, in whole or in part, without the prior written consent of Qatalyst. These materials may not reflect information known to other professionals in other business areas of Qatalyst. Qatalyst is a full service securities firm providing investment banking and other services and products to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or loans of the Company, potential counterparties, or any other company that may be involved in a transaction. Qatalyst is required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with it, which information includes the complete name and address and taxpayer ID number. Qatalyst may also request corporate formation documents, or other forms of identification, to verify information provided. n 22